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                                                                    EXHIBIT 10.1

                                    April 19, 2006

Mr. Donald Sherman
11428 Sandy Creek Crossing
Fort Wayne, Indiana 46804

Dear Don:

     Following up on our discussions, this letter will outline the key terms of your employment with Delphi Financial Group, Inc. ("DFG")

     You will be the President and Chief Operating Officer of DFG, reporting to me. In connection with your assuming this position, I will, effective as of today's date, step down from the office of President but will retain my titles of Chairman of the Board and Chief Executive Officer.

     Your annualized base salary for 2006 will be $755,000. You will be eligible for annual cash bonus awards beginning in 2006, the amount of which will, in order to ensure its full tax deductibility by the Company, be contingent on the attainment of certain objective 2006 performance criteria adopted by the Stock Option and Compensation Committee (the "Committee") of the DFG Board of Directors (the "Board"). You will also be eligible to receive annual discretionary awards of restricted share units ("RSUs") relating to DFG Class A common stock (the "Stock") pursuant to DFG's 2003 Employee Long-Term Incentive and Share Award Plan (the "Plan"), the terms of which generally provide for vesting in three equal annual installments beginning on the third anniversary of the award date. While such bonuses and RSU awards will in all events be subject to the Committee's discretion, the target level for your cash bonus and RSU awards will be 70% of the comparable awards to me. However, for the current year, such awards will be pro-rated to reflect the partial period of service.

     In addition, you will receive, by action of the Committee, a grant of options to purchase 100,000 shares of the Stock pursuant to the Plan, subject to the approval, at DFG's 2006 annual meeting of stockholders, of an increase in the number of shares available for awards under the Plan by 1,000,000. These options, whose exercise price per share will be equal to the fair market value of a share of the Stock on the grant date, would vest in five equal annual installments on the first through fifth anniversary dates of the grant date, and would be subject to the applicable terms and conditions of the Plan, including, among others, that the options would vest in their entirety upon a Change in Ownership, as defined in the Plan.

     Finally, DFG will pay the reasonable expenses associated with your relocation to New York, including expenses for temporary housing and commutation.
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Mr. Donald A. Sherman
April 19, 2006
Page 2

     If the foregoing accurately reflects our understanding, please acknowledge the above by executing both counterparts of this letter where indicated below and returning one copy to me. We very much look forward to working with you.

                                    Very truly yours,



                                    Robert Rosenkranz
                                    Chairman, President
                                      and Chief Executive Officer


Acknowledged and agreed:


---------------------------
Donald A. Sherman